CRUMMY, DEL DEO, DOLAN,
GRIFFINGER & VECCHIONE
A Professional Corporation
One Riverfront Plaza
Newark, New Jersey 07102-5497
(201) 596-4500
Attorneys for Debtors and
Debtors-in-Possession
PD-9779


                         UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF NEW JERSEY


- - - - ---------------------------------:
In re:                           :
                                 :
ALLERION, INC., a corporation    :
of the State of New Jersey,      :         Jointly Administered Under
                                 :         Case No. 94-28396 (WFT)
           Debtor.               :
                                 :
                                 :                 Chapter 11
- - - - ---------------------------------:
                                 :
In re:                           :
                                 :           Hearing Date: February 17, 1995
                                 :                           at 10:00 a.m.
ULTIMATE DATA SYSTEMS, INC., a   :
corporation of the State of      :
Connecticut,                     :
                                 :
          Debtor.                :
                                 :
- - - - ---------------------------------:


      AMENDED ORDER (i) APPROVING BIDDING PROCEDURES, (ii)
      SETTING HEARING TO APPROVE SALE OF ASSETS AND
      ASSUMPTION AND ASSIGNMENT OF UNEXPIRED LEASES AND
      EXECUTORY CONTRACTS AND ESTABLISHMENT OF CURE AMOUNTS
      AND ADEQUATE ASSURANCE TERMS, AND (iii) SETTING DATES
      FOR FILING OF BIDS AND OBJECTIONS


     THIS MATTER having been opened to the Court upon the motion on shortened notice of Allerion, Inc., debtor and debtor-in-possession ("Allerion" or "Debtor)", by its attorneys, Crummy, Del Deo, Dolan, Griffinger & Vecchione, a Professional Corporation, for an order (i) approving bidding procedures with respect to the sale of certain of Allerion's assets, including receivables, inventory, certain contract rights, equipment, goodwill and other non-cash assets of Allerion's Network Services Division (the "Acquired Assets"), but excluding certain books and records, causes of action, cash and equivalents (the "Excluded Assets"), (ii) fixing a hearing to approve the assumption and assignment of certain of Allerion's unexpired leases and executory contracts and the establishment of cure amounts and adequate assurance terms in connection therewith, and the assumption of deferred revenue, and (iii) setting a hearing date for approval of the sale of the Assets, free and clear of liens, and for other relief; and the Court having considered the Debtor's application in support of the motion and any opposition thereto; and the Court having further considered the arguments of counsel at the hearing on the motion; and for good cause shown,

     IT IS on this 21st day of February, 1995;

     ORDERED that:

     1. A hearing shall be held before the Honorable William F. Tuohey, Courtroom 3B, U.S. Bankruptcy Court, 50 Walnut Street, Newark, New Jersey on March 10, 1995 at 10:00 a.m. to consider (a) approval of the sale of the Acquired Assets free and clear of liens, claims and encumbrances, with valid liens to attach to the proceeds, for the highest and best offer for the Acquired Assets which may be presented in accordance with the terms of this Order; (b) assumption by Allerion and assignment to the successful purchaser of unexpired leases ("Assumed Leases") and executory contracts ("Assumed Contracts") on the terms provided for in the highest and best offer; (c) determination of Cure Amounts and other rights of non-debtor parties to the Assumed Leases and Assumed Contracts affected by the motion; and (d) for such other and further relief as the Court deems just.

     2. The Debtor shall give notice of the proposed sale of Acquired Assets in the following manner, which shall constitute adequate notice of the sale:

          A. By service of this Order on the United States Trustee, counsel for the official creditors' committees, the twenty largest unsecured creditors of both Debtor, all secured creditors, all non debtor parties to leases and executory contracts affected by the Motion, and any other party on the service list, and any known prospective purchaser, by overnight mail by February 22, 1995; and

          B. By publication of this Order once in the Wall Street Journal, Eastern Edition and the Newark Star-Ledger, by February 24, 1995.

     3. In order for an offer for the Acquired Assets to be qualified to be considered at the hearing ("Qualified Bid"), it must satisfy all of the following conditions:

          A. It must be writing, signed by the offeror, be in substantially the form of the Asset Purchase Agreement attached to the Application as Exhibit B, accompanied by a deposit of $100,000 in immediately available funds (either by wire transfer or certified or official bank check) made payable to Debtor's counsel's attorney trust account, and must be received by counsel for the Debtor, with copies to counsel for the Unsecured Creditors' Committees of both Debtors, no later than 4:00 p.m. New York time March 8, 1995;

          B. It must offer to purchase the Assets through March 15, 1995, on terms and conditions no less favorable to the Debtor, as determined solely by the Debtor, than those set forth in this Order and in the form of Asset Purchase Agreement;

          C. It must be subject to no unsatisfied conditions for performance other than those set forth in the Asset Purchase Agreement;

          D. The purchase price must be payable in full in cash at closing;

          E. Closing must occur no later than March 13, 1995;

          F. With respect to any leases or executory contracts to be assigned, in addition to the purchase price for the Assets, the purchaser must agree to pay in cash at closing all Cure Amounts, as determined by the Court, due to be paid to any nondebtor party to any Assumed Lease or Assumed Contract as a condition of assignment of such lease or executory contract to the purchaser, and must assume deferred revenue as of closing; and

          G. The Acquired Assets shall be sold "as is" and "where is", with no representations or warranties as to use or fitness.

     4. Any objections to the sale of Assets must be filed with the Court and served so as to be received by counsel for the Debtor, Crummy, Del Deo, Dolan, Griffinger & Vecchione, One Riverfront Plaza, Newark, New Jersey 07102, attention: Paul R. DeFilippo, Esq., fax number 201-596-0545; the official creditors' committees, Ravin, Sarasohn, Cook, Baumgarten, Fisch & Baime, 103 Eisenhower Parkway, Roseland, New Jersey 07068, attention: Kenneth A. Rosen, Esq., fax number 201-228-9250, Anderson, Kill, Olick & Oshinsky, 1251 Avenue of the Americas, New York 10020, attention: Eric Sleeper, Esq., fax number 212-278-1733; and purported secured creditors, Winick & Rich, 919 Third Avenue, New York, New York 10022, attention: Jonathan Flaxer, Esq., fax number 212-308-5945; Carpenter, Bennett & Morrissey, Three Gateway Center, 100 Mulberry Street, Newark, New Jersey 07102, attention: Michael Waters, Esq., fax number 201-622-5314; Lane & Mittendorf, 99 Park Avenue, New York, New York 10016, attention: Louis Lagalante, Esq., fax number 212-972-5647, no later than 4:00 p.m. March 8, 1995. The Debtor will advise all of the foregoing parties, and each Qualified Bidder, on March 9, 1995, as to the amount of the highest Qualified Bid received.

     5. Any prospective purchaser may obtain information concerning the Debtor necessary to make a Qualified Bid by contracting Jay Sturm, General Counsel, Allerion, Inc., 717 Ridgedale Avenue, East Hanover, New Jersey 07936, telephone 201-887-1000, fax 201-887-9279.


                                                     WILLIAM F. TUOHEY
                                               ------------------------------
                                               HONORABLE WILLIAM F. TUOHEY
                                               UNITED STATES BANKRUPTCY JUDGE

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